Exhibit 99.1

Flexsteel Announces Third Quarter and Year-to-Date Operating Results

Dubuque, Iowa – April 20, 2004 – Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its third quarter ended March 31, 2004.

Effective September 18, 2003, Flexsteel Industries, Inc. acquired DMI Furniture, Inc. (DMI) in a business combination accounted for as a purchase. The operating results of DMI for the period September 18 through March 31, 2004 are included in the reported amounts.

Net sales for the fiscal quarter ended March 31, 2004 were $107.0 million compared to the prior year quarter of $73.5 million, an increase of 46%. Net income for the current quarter was $2.5 million or $0.39 per share compared to the prior year quarter of $1.4 million or $0.22 per share, an increase of 79%.

Net sales for the nine months ended March 31, 2004 were $292.9 million compared to $217.1 million in the prior year nine months, an increase of 35%. Net income for the nine months ended March 31, 2004 of $7.4 million or $1.14 per share increased from net income for the nine months ended March 31, 2003 of $5.7 million or $0.89 per share, an increase of 31%.

During the current quarter, residential net sales were $68.2 million (includes $18.2 million of DMI), an increase of 39% from the prior year quarter. Recreational vehicle net sales were $22.0 million, an increase of 15%. Commercial net sales were $16.8 million (includes $9.7 million of DMI), an increase of 219%.

For the nine months ended March 31, 2004, residential net sales were $193.4 million (includes $44.7 million of DMI), an increase of 33% over the nine months ended March 31, 2003. Recreational vehicle net sales were $62.4 million, an increase of 10%. Commercial net sales were $37.1 million (includes $18.3 million of DMI), an increase of 151%. The increase in net sales reflects improved industry performance for vehicle and commercial products in addition to DMI net sales.

Gross margin for the quarter ended March 31, 2004 was 19.8% compared to 21.0% in the prior year quarter. For the nine months ended March 31, 2004 the gross margin was 20.9% compared to 22.2% for the prior year nine-month period. The decreased gross margin percentage reflects a lower gross margin on DMI products and increased costs for materials, especially steel and component parts that have steel content.

Selling, general and administrative expenses were 15.9% and 17.9% of net sales for the quarters ended March 31, 2004 and 2003, respectively. For the nine months ended March 31, 2004 and 2003, selling, general and administrative expenses were 16.8% and 18.4% of net sales, respectively. The decrease in the percentage of selling, general and administrative expenses is due primarily to the lower percentage cost related to DMI sales and the discontinuation of the Company’s retail operations during the December 2003 quarter.

During the prior year nine months ended March 31, 2003, the Company recorded a net gain (after tax) of $0.2 million or $0.04 per share on the sale of land.

Working capital at March 31, 2004 was $82.8 million, which includes cash, cash equivalents and investments of $3.6 million. Cash and investments have decreased from June 30, 2003 due to the purchase of DMI that required $19.3 million combined with a reduction of long-term debt of $5.3 million. Working capital has increased by $15.1 million from June 30, 2003.

Capital expenditures, excluding the acquisition of DMI, were $5.4 million during the first nine months of fiscal 2004 and $4.0 million in the first nine months of fiscal 2003. The Company expects that capital expenditures will be approximately $1.1 million over the remainder of fiscal 2004. Depreciation and amortization expense was $4.2 million and $3.6 million for the nine months ended March 31, 2004 and 2003, respectively.

All earnings per share amounts are on a diluted basis.

The Company will host a conference call Wednesday, April 21, 2004, at 10:00 a.m. Central Time. The dial-in-number is 800-556-3831 with an access code of 00566. A replay will be available for two weeks beginning approximately four hours after the conclusion of the call. The dial-in-number for the replay is 888-813-1488 and no access code is required.

For more information, visit our web site at http://www.flexsteel.com.

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of our sales, the cost of raw materials, currency fluctuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition, both foreign and domestic, credit exposure to our customers, the ability to successfully integrate DMI into the Company’s operations, and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Flexsteel Industries, Inc., headquartered in Dubuque, Iowa, is one of the oldest and largest manufacturers and marketers of residential, recreational vehicle, healthcare and hospitality upholstered seating in the country. In September 2003, Flexsteel purchased DMI Furniture, Inc., a design, manufacturing and marketing company of residential, commercial and home office furniture. A long-established company with quality lines, including bedroom and dining room furniture, DMI dovetails with Flexsteel in philosophy and markets. Both Flexsteel and DMI product lines are distributed nationally.

TABLES FOLLOW

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2004	June 30, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,372,648	$12,811,385
Investments	1,268,685	9,531,913
Trade receivables, net	44,157,032	29,612,278
Inventories	60,733,530	32,473,287
Other	7,299,105	5,393,426

Total current assets	115,831,000	89,822,289
PROPERTY, PLANT, AND EQUIPMENT, net	31,131,188	20,377,797
OTHER ASSETS	11,554,118	10,500,196

TOTAL	$158,516,306	$120,700,282

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$8,577,311	$2,747,226
Current portion of long-term debt	1,000,008
Accrued liabilities	23,477,363	19,409,504

Total current liabilities	33,054,682	22,156,730

LONG-TERM LIABILITIES:
Long-term debt, less current portion	19,239,042
Other long-term liabilities	6,524,000	4,790,225

Total long-term liabilities	25,763,042	4,790,225

Total liabilities	58,817,724	26,946,955
SHAREHOLDERS’ EQUITY	99,698,582	93,753,327

TOTAL	$158,516,306	$120,700,282

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
NET SALES	$106,964,330	$73,461,304	$292,923,464	$217,060,741
COST OF GOODS SOLD	(85,769,751)	(58,007,914)	(231,672,594)	(168,949,503)

GROSS MARGIN	21,194,579	15,453,390	61,250,870	48,111,238
SELLING, GENERAL AND
ADMINISTRATIVE	(16,990,730)	(13,182,685)	(49,319,065)	(39,867,515)
GAIN ON SALE OF LAND				403,065

OPERATING INCOME	4,203,849	2,270,705	11,931,805	8,646,788

OTHER:
Interest and other income	199,697	265,467	723,202	872,535
Interest expense	(214,583)	(95,187)	(384,729)	(101,235)

Total	(14,886)	170,280	338,473	771,300

INCOME BEFORE INCOME TAXES	4,188,963	2,440,985	12,270,278	9,418,088
PROVISION FOR INCOME TAXES	(1,650,000)	(1,020,000)	(4,850,000)	(3,750,000)

NET INCOME	$2,538,963	$1,420,985	$7,420,278	$5,668,088

AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
BASIC	6,484,444	6,275,729	6,423,214	6,245,384

DILUTED	6,565,220	6,394,339	6,505,645	6,358,686

EARNINGS PER SHARE OF COMMON
STOCK:
BASIC	$0.39	$0.23	$1.16	$0.91

DILUTED	$0.39	$0.22	$1.14	$0.89